Exhibit 2.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLOCKSTACK INC.

Blockstack Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.                                      The name of the Corporation is Blockstack Inc. The Corporation was originally incorporated under the name Halfmoon Labs Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 24, 2013.

2.                                      This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (“DGCL’), and has been duly approved by the written consent of the stockholders of the Company in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.                                      The heading of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to include “A Public Benefit Corporation”.

4.                                      Article I of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The name of the corporation is Blockstack PBC (the “Company”).”

5.                                      Article II of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. In addition, the specific public benefit purpose of the Corporation is to enable an open, decentralized internet which will benefit all internet users by giving them more control over information and computation.”

6.                                      The following sentence shall be appended to the first paragraph of Article X:

“Any disinterested failure to satisfy Section 365 of the General Corporation Law shall not, for the purposes of Sections 102(b)(7) or 145 of the General Corporation Law, constitute an act or omission not in good faith, or a breach of the duty of loyalty.”

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IN WITNESS WHEREOF, Blockstack Inc. has caused this Certificate of Amendment to be signed by Ryan Shea, Chief Executive Officer of the Corporation, on September 20, 2017.

/s/ Ryan Shea
Ryan Shea,
Chief Executive Officer